UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/07/2008

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 8, 2008, NutriSystem, Inc. (the "Company"), announced that Joseph M. Redling, President and Chief Operating Officer, age 49, will succeed Michael J. Hagan as Chief Executive Officer, effective May 1, 2008, and has been elected to the Board of Directors (the "Board") effective immediately. Mr. Hagan, who has led the Company as Chairman and Chief Executive Officer since 2002, will become non-executive Chairman effective May 1, 2008, and will remain an employee of the Company.

        On April 7, 2008, the Board approved the appointment of Michael J. Hagan as Chairman of the Board, effective on May 1, 2008, at which time he shall cease to be an executive officer of the Company. The Board also approved Mr. Hagan's employment with the Company in his nonexecutive capacity at the annual salary of $82,500, effective May 1, 2008, and a cash bonus in the amount of $250,000 to be paid on or about May 1, 2008. Mr. Hagan's responsibilities will include strategic initiatives, business development and spokesperson relations to the extent authorized, and as requested, by the Company's Chief Executive Officer.

        On April 7, 2008, Mr. Redling and the Company entered into an amendment (the "Amendment") to the Employment Agreement, dated August 6, 2007 (the "Employment Agreement"), to reflect Mr. Redling's promotion. Mr. Redling's Employment Agreement was previously filed with the SEC by the Company on November 6, 2007 as Exhibit 10.2 to its Current Report on Form 10-Q. Except as provided below, all other terms of Mr. Redling's Employment Agreement remain in effect.

        Under the Amendment, Mr. Redling will be the President and Chief Executive Officer of the Company and a member of the Board. In the event that, during the term of Mr. Redling's employment, Michael J. Hagan ceases to be Chairman of the Board, the Company agrees to take such actions necessary and appropriate to consider Mr. Redling as a candidate to be the Chairman of the Board. Mr. Redling's initial salary is $660,000 per annum, with a minimum 3.5% increase annually, and he is eligible to receive an annual bonus up to 150% of his base salary. Under the Employment Agreement, Mr. Redling previously received a restricted stock grant of 94,751 shares (the "Initial Stock Grant") and a restricted stock grant of 50,000 shares (the "Performance Stock Grant"). In connection with the Amendment, the terms of the Performance Stock Grant have been amended to provide for full vesting on September 4, 2011, subject to earlier vesting based upon the achievement of performance goals for the Company's 2009 and 2010 fiscal years. Upon entering into the Amendment, Mr. Redling received a restricted stock grant of 295,000 shares (the "April 2008 Stock Grant"). Furthermore, upon stockholder approval of the Company's 2008 Long-Term Incentive Plan, Mr. Redling will receive a restricted stock grant (the "New Stock Grant") in an amount equal to the greater of (x) 55,000 shares, or (y) the number of shares equal to (i) $821,700, divided by (ii) the closing price per share of the Company's common stock on the date of the grant. Both the April 2008 Stock Grant and the New Stock Grant will vest in four 25% tranches from the date of each respective grant until September 4, 2011 provided that Mr. Redling is employed by the Company on each vesting date. In the event of a Change of Control (as defined in the agreement), a termination without cause by the Company, a resignation for good reason (as defined in the agreement)by Mr. Redling or the non-renewal of the Employment Agreement by the Company, then Mr. Redling shall become 100% vested in the Initial Stock Grant, the Performance Stock Grant, the April 2008 Stock Grant and the New Stock Grant (collectively, the "Stock Grants").

        The Amendment also extends the initial term of the agreement (the "Initial Term") so that it shall now end on September 30, 2011. During the Initial Term, Mr. Redling's annual bonus shall be no less than 100% of his base salary. After the Initial Term, the agreement renews automatically for one-year renewal terms unless either party gives notice of non-renewal at least three months prior to the then current term. If Mr. Redling is terminated without cause, as a result of the Company's non-renewal of the agreement at the end of the Initial Term or any renewal term or as a result of Mr. Redling terminating his employment for Good Reason (as defined in the agreement), then, in exchange for a mutual general release, (1) the Company will pay a lump sum severance payment in an amount equal to the sum of: (i) the greater of 12 months or the remainder (up to only a maximum of 24 months) of the employment term, of the sum of (x) the salary then in effect, plus (y) the annual bonus (calculated as equal to 100% of salary) then in effect, (ii) a pro rated amount of the annual bonus (calculated at 100% of salary) from the first day of the calendar year in which the termination occurred through the date of termination, and (iii) the value of the premium cost to the Company to continue Mr. Redling on the Company's group life and AD&D policy for the 12 month period following his termination date; (2) the Company will provide group healthcare coverage for 12 months at Mr. Redling's normal contribution rates; and (3) all unvested shares of the Stock Grants shall become vested.

        Additional information regarding Mr. Redling is included in the Company's press release dated April 8, 2008, which is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.                Description

10.1                        Amendment, dated April 7, 2008 to the Employment Agreement, dated August 6, 2007 between NutriSystem, Inc. and Joseph M. Redling.

99.1                        Press Release issued by the Company, dated April 8, 2008 furnished herewith.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: April 11, 2008	By:	/s/ David D Clark
David D Clark
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment, dated April 7, 2008 to the Employment Agreement, dated August 6, 2007 between NutriSystem, Inc. and Joseph M. Redling.
EX-99.1	Press Release issued by NutriSystem, Inc., dated April 8, 2008 furnished herewith.